News Release

FOR IMMEDIATE RELEASE
For more information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

DAVE & BUSTER’S COMPLETES ACQUISITION
OF JILLIAN’S ASSETS

DALLAS (November 1, 2004) Dave & Buster’s Inc. (NYSE: DAB), announced that late today it completed the acquisition of the majority of the largest Jillian’s restaurant/entertainment complexes and the trade name from Jillian’s Entertainment Holdings, Inc. for approximately $47 million.

These properties include:

Arundel Mills (Baltimore, MD) Concord Mills (Concord NC) Farmingdale (Long Island, NY) Franklin Mills (Philadelphia, PA)	Mall of America (Bloomington, MN) Opry Mills (Nashville, TN) Phoenix (Scottsdale, AZ) Westbury (Long Island, NY)

Houston (Houston, TX)

This transaction is anticipated to be immediately accretive to earnings. Later this month, the Company will host a conference call to discuss the acquisition.

Celebrating 22 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 34 locations throughout the United States and Canada. For more information on the Company, including the latest investor presentation, please visit the Company’s Web site, www.daveandbusters.com.

“Safe Harbor” Statements Under the Private Securities Litigation Reform Act of 1995
Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “believes,” “intends,” “should,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.